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                                                                EXHIBIT 99


Welcome to WRIT Direct. Whether you are already a WRIT shareholder or are interested in becoming one, you will find WRIT Direct, our dividend reinvestment and direct share purchase program, to be a convenient way to become a shareholder, increase your holdings and manage your investment in WRIT.

WRIT Direct allows you to:

    . Purchase WRIT shares directly from us by writing a check or making automatic purchases through deductions from your U.S. bank account

    . Reinvest all or part of your dividends without paying fees or brokerage commissions

    . Receive any cash dividends by check in the mail or by direct deposit into your U.S. bank account

    .   Easily transfer or sell your WRIT shares

    . Take advantage of our free safekeeping option by depositing any certificated WRIT shares you hold into your WRIT Direct account

Please read the enclosed prospectus in its entirety for a more detailed description of WRIT Direct and its features. We hope you will enjoy WRIT Direct and the investment options it provides.